Exhibit 99.D

ECOLAB INC.

OPERATING SEGMENT INFORMATION

THIRD QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2005

RESTATED FOR SFAS 123(R)

(unaudited)

	Third Quarter		Nine Months
(thousands)	2005	2004	2005	2004

Net Sales
United States
Cleaning & Sanitizing	$510,476	$478,464	$1,474,463	$1,359,823
Other Services	98,315	89,157	280,453	252,807
Total	608,791	567,621	1,754,916	1,612,630
International	573,981	547,871	1,639,134	1,566,678
Effect of Foreign Currency Translation	(17,999)	(25,176)	(733)	(66,910)
Consolidated	$1,164,773	$1,090,316	$3,393,317	$3,112,398

Operating Income
United States
Cleaning & Sanitizing	$85,933	$82,215	$230,198	$226,301
Other Services	11,124	6,003	28,945	17,929
Total	97,057	88,218	259,143	244,230
International	66,744	68,188	158,523	156,777
Corporate Expense	—	(1,345)	—	(4,830)
Effect of Foreign Currency Translation	(1,354)	(3,819)	1,020	(8,406)
Consolidated	$162,447	$151,242	$418,686	$387,771

All periods have been restated for the adoption of SFAS No. 123(R), “Share-Based Payment”